UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2012

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously reported on its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2012 (the “Previous Report”), Best Buy Co., Inc., (the “registrant” or “Best Buy”), announced that director Mr. George L. Mikan III, age 41, was appointed on April 10, 2012 as interim Chief Executive Officer to lead the registrant while the search for a new Chief Executive Officer is conducted.

On May 16, 2012, the Board of Directors of the registrant approved the compensation terms regarding Mr. Mikan's appointment as Chief Executive Officer (interim). Mr. Mikan will receive bi-weekly payments based on annual cash compensation of $3,300,000, representing an annual base salary of $1,100,000 plus $2,200,000 in annual compensation in lieu of Mr. Mikan's participation in the registrant's Executive Short-Term Incentive Plan. In lieu of Mr. Mikan's participation in the registrant's Long-Term Incentive Plan, Mr. Mikan will also receive up to 263,000 shares of the registrant's stock valued at approximately $5,000,000 upon the completion of his service as Chief Executive Officer (interim). The final amount of the stock award will be based on length of service and otherwise determined by the registrant's Compensation and Human Resources Committee based on Mr. Mikan's performance in the role. Mr. Mikan is considered an employee-at-will and is not subject to a separate employment agreement.

The contents of the Previous Report are incorporated by reference into this Item 5.02.

For additional information regarding Mr. Mikan, see the registrant's Annual Report on Form 10-K for the fiscal year ended March 3, 2012 and Proxy Statement dated May 9, 2012. Best Buy Co., Inc.'s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: May 21, 2012	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Senior Vice President, Controller and Chief Accounting Officer

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